EXHIBIT G

                            EnerShop, Inc.
            Schedule of Hours Spent in Support of EnerShop
                         At December 31, 1997

                                                               Hours
Associated Company                                           Rendered
CSW Services, Inc.                                             1,634
(Wholly owned subsidiary of CSW)